Exhibit 16.1

May 21, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read the statements made by MDJM LTD in its Form 6-K. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of MDJM LTD contained therein.

Yours truly,

/s/ RBSM LLP

RBSM LLP